Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 2 to the Registration Statement of Lightstone Value Plus Real Estate Investment Trust II, Inc. on Form S-11 (No. 333-177753) to be filed on or about April 23, 2014 of our report dated March 31, 2014, on our audits of the consolidated financial statements as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013 and Schedule III – Real Estate and Accumulated Depreciation as of December 31, 2013, which report was included in the Annual Report on Form 10-K filed March 31, 2014. We also consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 2 to the Registration Statement on Form S-11.

 /s/ EisnerAmper LLP

Iselin, New Jersey

April 23, 2014